Exhibit 10.2

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of the 26th day of October, 2007, by and among Tradestar Construction Services, Inc., a New Mexico corporation (the “Seller”), Stratum Holdings, Inc., a Nevada corporation and sole stockholder of the Seller (the “Parent”), and Tradesmen Services, Inc., an Ohio corporation (the “Buyer”).

RECITALS

A.                                   The Seller, the Parent and the Buyer are, concurrently with the execution of this Agreement, consummating the transactions contemplated by that certain Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), whereby the Buyer will purchase from the Seller substantially all of the assets of the Business.

B.                                     The parties desire to set forth the terms and conditions by which the Seller and the Parent will continue to provide or cause to be provided to the Buyer certain identified services during the term of this Agreement.

C.                                     Capitalized terms used herein but not otherwise defined have meanings ascribed to them in the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the parties hereby agree as follows:

1.                                       Performance of Transition Services by the Seller and the Parent. Subject to the terms and conditions set forth in this Agreement, the Seller and the Parent shall perform, or cause to be performed, the transition services set forth on Exhibit A (collectively, the “Transition Services”) for the benefit of the Buyer during the Transition Services Period (as defined below).

2.                                       Payment for Transition Services. As a condition to the obligation of the Buyer to close the transactions contemplated by the Purchase Agreement and, in consideration of the Purchase Price paid to Seller thereunder, the Seller and the Parent have agreed to enter into this Agreement on the terms and conditions set forth herein. The Seller and the Parent will provide the Transition Services to the Buyer during the Transition Services Period (as defined below) in consideration of the payment by the Buyer to the Seller of a monthly fee in the amount of $2,700 (the “Monthly Fee”), which shall be prorated for any portion of a month in which the Transition Services are provided.

3.                                       Term of Agreement. This Agreement commences as of the date hereof and will continue in effect through December 31, 2007, unless earlier terminated in accordance with Section 5 (the “Transition Services Period”). Termination or expiration of this Agreement will not act as a waiver of any breach of this Agreement and will not act as a release of any party hereto for any liability or obligations incurred under this Agreement through the effective date of such termination or expiration.

4.                                       Payment of the Expenses. The Buyer shall reimburse the Seller and the Parent for all of their actual out-of-pocket costs and expenses, including reasonable travel expenses and other out-of-pocket costs and expenses incurred by any employee of the Seller or the Parent in performing the Transition Services (the “Expenses”). The Seller or the Parent, as applicable, will send to the Buyer an invoice setting forth the Expenses for each month during which the Transition Services are provided. The Buyer shall pay to the Seller or the Parent, as applicable, the amounts due and payable on each such invoice within 30 days after receipt thereof.

5.                                       Termination of Transition Services.

(a)                                  The Buyer may terminate this Agreement by providing the Seller and the Parent with at least 10 days’ prior written notice, which notice must specify the date on which the Transition Services are to be terminated; provided, that the Buyer will be liable for any and all of the Expenses incurred in connection with the Transition Services prior to the effective date of such termination.

(b)                                 The Buyer may from time to time elect to terminate some of the Transition Services by providing the Seller and the Parent with at least 10 days’ prior written notice, which notice must specify which of the Transition Services are to be terminated (the “Terminated Services”) and the date on which the Terminated Services are to be terminated; provided, that the Buyer will be liable for any and all of the Expenses incurred in connection with the Terminated Services prior to the effective date of such termination. The termination of the Terminated Services will not affect this Agreement with respect to any Transition Services not terminated under this Section 5(b).

(c)                                  Upon the breach of the Buyer’s obligations under Section 4 hereof, the Seller and the Parent may, upon 10 days’ prior written notice to the Buyer, terminate this Agreement without any further obligation or liability to the Buyer; provided, that the Buyer may cure any defaults under Section 4 during such 10-day period. If the Seller and the Parent terminate this Agreement pursuant to this Section 5(c), the Buyer will be liable for any and all of the Expenses incurred prior to the effective date of such termination.

6.                                       Performance of Transition Services; Initial Designee.

(a)                                  The Buyer will give the Seller and the Parent reasonable advance notice of its need for the Transition Services. The Transition Services will initially be provided by Deborah Roberts (the “Initial Designee”). Upon the Buyer’s reasonable request, and subject to the parties’ mutual agreement on an appropriate increase to the Monthly Fee, the Seller and the Parent shall cause an individual or individuals other than the Initial Designee and reasonably acceptable to the Buyer to perform the Transition Services.

(b)                                 Simultaneous with the execution of this Agreement, the Buyer shall deliver, in writing, an offer of employment (on an “at will” basis) to the Initial Designee to commence such employment with the Buyer on January 1, 2008. The terms of employment contained in the Buyer’s written offer to the Initial Designee shall not be less favorable than the terms of the Initial Designee’s employment with the Seller immediately prior to the Closing.

7.                                       Maintenance of, and Access to, Records. The Buyer shall provide to the Seller and the Parent access (with an opportunity to make copies), during normal business hours, and upon reasonable notice, to any records relating to the Business to enable the Seller and the Parent to close the books of account and prepare tax returns and financial statements for the period immediately prior to the Closing. The Buyer shall preserve and maintain such records for as long as reasonably necessary after the Closing, and shall give the Seller and the Parent reasonable written notice prior to transferring, destroying or discarding any such records.

8.                                       Confidentiality. The Buyer, the Seller, the Parent and their respective agents, representatives, employees and Affiliates will hold all information relating to the Transition Services confidential from third parties (other than their respective Affiliates) and will not disclose the same to any Person. In addition, the Buyer, the Seller, the Parent and their respective agents, representatives, employees and Affiliates will not disclose to any Person any confidential information concerning any other party hereto and obtained in the performance of this Agreement during the Transition Services Period and for a period of three years following its expiration. Notwithstanding the foregoing, nothing shall prevent any party hereto from disclosing the foregoing confidential information (i) if such information becomes generally available to the public, other than as a result of a breach of this Agreement by the disclosing party; (ii) if such information is within the possession of the disclosing party before being furnished to the disclosing party pursuant to the terms of this Agreement, as corroborated by written or electronic evidence; or (iii) if such information is required to be produced by Law or Order.

9.                                       Independent Contractor. The parties intend that their relationship hereunder will be that of independent contractors. Nothing contained in this Agreement is to be construed as creating any partnership, joint venture or other arrangement among the parties. None of the parties have any authority to act for, obligate or bind the other parties in any way, including, without limitation, by way of creating or incurring any debts, expenses or other liabilities, whether express or implied. Neither the Seller, the Parent nor their respective employees are or shall be deemed for any purpose to be agents or employees of the Buyer. All employees and representatives providing the Transition Services will be under the direction, control and supervision of the Seller or the Parent (and not of the Buyer), and the Seller and the Parent will have the sole right to exercise all authority with respect to such employees and representatives and in no event will such employees and representatives be deemed to be employees or agents of the Buyer. All persons employed by the Seller or the Parent in the performance of the Seller and the Parent’s obligations hereunder shall be the sole responsibility of the Seller and the Parent, and the Buyer shall have no obligation or responsibility with respect thereto.

10.                                 Indemnification. The Buyer shall indemnify, defend and hold harmless the Seller and the Parent and their respective directors, officers, employees and agents (the “Seller Indemnitees”) from and against any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) in connection with any and all third-party actions or threatened actions (“Indemnifiable Losses”) incurred or suffered by any of the Seller Indemnitees arising from, related to or associated with the performance by the Seller or the Parent of this Agreement, other than liabilities arising out of the willful misconduct or gross negligence of the Seller or the Parent.

11.                                 Successors and Assigns. The rights and obligations of the parties hereunder may not be assigned without the prior written consent of the other parties hereto.

12.                                 Headings. The headings contained in this Agreement are included for purposes of convenience only, and shall not affect the meaning or interpretation of this Agreement.

13.                                 Integration, Modification and Waiver. This Agreement, together with Exhibit A, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior understandings of the parties. No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

14.                                 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Any reference to the singular in this Agreement shall also include the plural and vice versa.

15.                                 Severability. If any provision of this Agreement or the application of any provision hereof to any party or circumstance shall, to any extent, be adjudged invalid or unenforceable, the application of the remainder of such provision to such party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement shall not be affected thereby.

16.                                 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (if confirmed in writing by mail simultaneously dispatched) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address or facsimile number specified below:

If to the Parent or the Seller:

Stratum Holdings, Inc.

Three Riverway, Suite 1500

Houston, Texas  77056

Attn:   Chief Executive Officer

Fax:    (713) 975-6271

In each case, with a copy to:

Haynes and Boone, LLP

One Houston Center

1221 McKinney Street, Suite 2100

Attn:   Bryce Linsenmayer, Esq.

Fax:    (713) 236-5540

If to the Buyer:

Tradesmen Services, Inc.

9760 Shepard Road

Macedonia, Ohio  44056

Attn:   Joseph Wesley

Fax:    (440) 349-4092

with a copy to:

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio  44114

Attn:   John M. Saada, Jr., Esq.

Fax:    (216) 579-0212

Any party hereto may change its address or facsimile number for the purposes of this Section 16 by giving notice as provided herein.

17.                                 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to principles of conflict of laws.

18.                                 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(Signatures are on the following page.)

IN WITNESS WHEREOF, the Seller and the Buyer have caused this Agreement to be executed by their duly authorized officers as of the date and year first above written.

TRADESMEN SERVICES, INC.

By:	/s/ Joseph O. Wesley
Name: Joseph O. Wesley
Title: President and CEO

TRADESTAR CONSTRUCTION SERVICES, INC.

By:	/s/ Kenneth Thomas
Name: Kenneth Thomas
Title: Senior Vice President – Finance and Treasurer

STRATUM HOLDINGS, INC.

By:	/s/ D. Hughes Watler
Name: D. Hughes Watler
Title: Chief Financial Officer

EXHIBIT A

Transition Services

The Transition Services shall comprise (i) payroll and accounting services, (ii) IT operational support and (iii) the provision of access to customer and supplier lists and contact information.